Exhibit 21.1

NGP CAPITAL RESOURCES COMPANY

SUBSIDIARIES

1.	NGPC Funding GP, LLC, a Texas limited liability company
2.	NGPC Nevada, LLC, a Nevada limited liability company
3.	NGPC Funding, LP, a Texas limited partnership
4.	NGPC Asset Holdings GP, LLC, a Texas limited liability company
5.	NGPC Asset Holdings, LP, a Texas limited partnership
6.	NGPC Asset Holdings II, LP, a Texas limited partnership
7.	NGPC Asset Holdings III, LP, a Texas limited partnership
8.	NGPC Asset Holdings V, LP, a Texas limited partnership
9.	NGPC Asset Holdings VI, LP, a Texas limited partnership
10.	NGP/OCI Holdings, LLC, a Delaware limited liability company